Exhibit 99.4
News Release
Celanese
1601 West LBJ Freeway
P.O. Box 819005
Dallas, TX, 75234, USA
Celanese Announces Proposed Consolidation of
Acetate Manufacturing
Company proposes closure of Spondon, United Kingdom facility
DALLAS, and SPONDON, UK (April 27, 2010) — Celanese Corporation (NYSE:CE), a leading, global chemical company, today announced it is considering a consolidation of its global acetate manufacturing operations by proposing the closure of its acetate manufacturing facility in Spondon, Derby, United Kingdom.The consolidation is designed to strengthen the company’s competitive position, reduce fixed costs and align future production capacities with anticipated industry demand trends.
The company would serve its acetate customers under this proposal by optimizing its global production network, which includes facilities in Lanaken, Belgium; Narrows, Virginia; and Ocotlan, Mexico, as well as the company’s acetate joint venture facilities in China. If the company proceeds with the proposed closure, Celanese expects to operate its Spondon facility through late 2011 to ensure a smooth closure process.
Key products manufactured at the Spondon plant include cellulose acetate flake and filter tow. The plant’s nameplate capacity is approximately 41,000 tons of acetate tow and 60,000 tons of acetate flake.
The Spondon facility has approximately 460 employees. The company will engage in a consultation procedure with the labor unions associated with the proposed closure.
As a result of the proposed Spondon site closure, Celanese expects to record a non-cash impairment charge of US$72 million during the first quarter of 2010. These expenses will be excluded from the company’s adjusted earnings per share and operating EBITDA measures. This project would be expected to meet the company’s return criteria for investment in productivity-related projects.

Contacts:

Investor Relations	Media — North America	Media — Europe
Mark Oberle	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4464	Phone: +1 972 443 3750	Phone: +49 69 305 7137
Mark.Oberle@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com

News Release
About Celanese
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $5.1 billion in 2009, with approximately 73% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 7,400 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Other risk factors include those that are discussed in the company’s filings with the U.S. Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.